Exhibit 99.1

(1) Each share of Series B Convertible Preferred Stock converted into 1.3145 shares of the Issuer's common stock upon the closing of the Issuer's initial public offering and had no expiration date.

(2) In accordance with Securities and Exchange Commission Release No. 34-39538
(January 12, 1998), this Form 4 is being filed by Credit Suisse (the "Bank"), a
Swiss bank, on behalf of its subsidiaries to the extent that they constitute the
Investment Banking division (the "Investment Banking division") (the "Reporting
Person"). The Reporting Person provides financial advisory and capital raising services, sales and trading for users and suppliers of capital around the world and invests in and manages private equity and venture capital funds. The address of the Bank's principal business and office is Uetlibergstrasse 231, P.O. Box
900, CH 8070 Zurich, Switzerland. The address of the Reporting Person's principal business and office in the United States is Eleven Madison Avenue,New
York, New York 10010.

        The Bank owns directly a majority of the voting stock, and all of the non-voting stock, of Credit Suisse Holdings (USA), Inc. ("CS Hldgs USA Inc"), a
Delaware corporation. The Bank's voting stock is entirely owned by Credit Suisse
Group ("CSG"), a corporation formed under the laws of Switzerland. CSG also owns the remainder of the voting stock of CS Hldgs USA Inc.

        CS Hldgs USA Inc owns all of the voting stock of Credit Suisse (USA),
Inc. ("CS USA Inc"), a Delaware corporation and holding company. CS USA Inc is the sole member of Credit Suisse Securities (USA) LLC ("CS Sec USA LLC"), a
Delaware limited liability company and a registered broker-dealer that effects trades in many companies including the Issuer. The address of the principal business and office of each of CS Hldgs USA Inc, CS USA Inc and CS Sec USA LLC is Eleven Madison Avenue,New York, New York 10010.

        Sprout Capital IX, L.P. ("Sprout IX"), Sprout Capital VIII, L.P.
("Sprout VIII"), Sprout Entrepreneurs Fund, L.P. ("Sprout Entrepreneurs"),
Sprout Venture Capital, L.P. ("Sprout Venture") and DLJ ESC II, L.P. ("ESC II")
are Delaware limited partnerships which make investments for long term appreciation. DLJ Capital Corporation ("DLJCC"), a Delaware corporation and a wholly-owned subsidiary of CS USA Inc, acts as a venture capital partnership management company. DLJCC is also the general partner of Sprout Entrepreneurs and Sprout Venture. DLJCC is also the managing general partner of Sprout IX and
Sprout VIII and, as such, is responsible for their day-to-day management. DLJCC makes all of the investment decisions on behalf of Sprout IX, Sprout VIII,
Sprout Entrepreneurs and Sprout Venture. DLJ Associates IX, L.P. ("Associates
IX"), a Delaware limited partnership, is a general partner of Sprout IX and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout IX. DLJ Capital
Associates IX, Inc. ("DLJCA IX"), a Delaware corporation and wholly-owned subsidiary of DLJCC, is the general partner of Associates IX. DLJ Associates
VIII, L.P. ("Associates VIII"), a Delaware limited partnership, is a general partner of Sprout VIII and in accordance with the terms of the relevant partnership agreement, does not participate in investment decisions made on behalf of Sprout VIII. DLJ Capital Associates VIII, Inc. ("DLJCA VIII"), a
Delaware corporation and wholly-owned subsidiary of DLJCC, is the general partner of Associates VIII. DLJ LBO Plans Management Corporation ("DLJLBO"), a
Delaware corporation, is the general partner of ESC II and, as such, is responsible for its day-to-day management. DLJLBO makes all of the investment decisions on behalf of ESC II. DLJLBO is an indirect wholly-owned subsidiary of
CS USA Inc. The address of the principal business and office of each of DLJCC,
DLJCA IX, Associates IX, DLJCA VIII, Associates VIII, Sprout IX, Sprout VIII,
Sprout Entrepreneurs, Sprout Venture, ESC II and DLJLBO is Eleven Madison
Avenue,New York, New York 10010.

        The ultimate parent company of the Bank is CSG. CSG is a global financial services company, active in all major financial centers and providing a comprehensive range of banking and insurance products. CSG and its consolidated subsidiaries are comprised of the Bank and theWinterthur division
(the "Winterthur division"). In addition to the Investment Banking division, the
Bank is comprised of the Asset Management division (the "Asset Management division") and the Private Banking division (the "Private Banking division").
The Asset Management division provides asset management and investment advisory services to institutional, mutual fund and private investors worldwide. The
Private Banking division offers global private banking and corporate and retail banking services in Switzerland. The Winterthur division provides life and non-life insurance and pension products to private and corporate clients worldwide. CSG's business address is Paradeplatz 8, P.O. Box 1, CH 8070 Zurich,
Switzerland.

        CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division, the Private
Banking division and the Winterthur division) may beneficially own securities to which this Form 4 relates (the "Shares") and such Shares are not reported in this Form 4. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of the Asset Management division, the Private Banking division and the Winterthur division disclaims beneficial ownership of Shares beneficially owned by the
Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, the Asset Management division, the Private Banking division and the Winterthur division.

(3) Of the 794,258 shares reported on this line, 2,303 shares are owned directly by DLJCC, 60,082 shares are owned directly by ESC II, 690,446 shares are owned directly by Sprout VIII, and 41,427 shares are owned directly by Sprout Venture.

(4) The Series C Convertible Preferred Stock converted into the Issuer's common stock on a 1-for-1 basis and had no expiration date.

(5) Of the 2,267,177 shares reported on this line, 25,524 shares are owned directly by DLJCC, 121,543 shares are owned directly by ESC II, 2,105,525 shares are owned directly by Sprout IX, and 14,585 shares are owned directly by Sprout
Entrepreneurs.

(6) Reflects the 1-for-1.3145 conversion ratio which became effective upon the closing of the Issuer's initial public offering.